As filed with the Securities and Exchange Commission on November 16, 2011

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AEROFLEX HOLDING CORP.
(Exact name of registrant as specified in its charter)

Delaware	01-0899019
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

35 South Service Road, Plainview, New York	11803
(Address of Principal Executive Offices)	(Zip Code)

2011 OMNIBUS INCENTIVE PLAN
(Full title of the plan)

Leonard Borow
Chief Executive Officer and President
Aeroflex Holding Corp.
35 South Service Road
Plainview, New York 11803
(Name and address of agent for service)

(516) 694-6700
(Telephone number, including area code, of agent for service)

copy to:
Gary T. Moomjian, Esq.
Moomjian, Waite & Coleman, LLP
100 Jericho Quadrangle
Suite 225
Jericho, New York 11753
(516) 937-5900

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of securities	Amount to be	offering price	aggregate offering	Amount of
to be registered	registered(1)	per share(2)	price(2)	registration fee(2)
Common Stock, par value $0.01 per share	4,462,632	$9.38	$41,859,488	$4,797.10
(1)      This Registration Statement covers 4,462,632 shares of common stock, par value $.01 per share (“Common Stock”), of Aeroflex Holding Corp. (the “Company”) available for issuance pursuant to awards under the Company’s 2011 Omnibus Incentive Plan (the “Plan”).  Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of the Company’s Common Stock that become issuable pursuant to awards by reason of any stock dividend, stock split or other similar transaction that results in an increase in the number of the outstanding shares of the Company’s Common Stock.
(2)      Pursuant to Rule 457(h)(1) and Rule 457(c) under the Securities Act, the offering price is estimated solely for the purpose of calculating the registration fee.  The proposed maximum offering price per share is estimated to be $9.38, based on the average of the high sales price ($9.51) and the low sales price ($9.24) per share of the Company’s Common Stock as reported on the New York Stock Exchange on November 15, 2011.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Company has sent or given or will send or give documents containing the information specified by Part I of this Registration Statement on Form S-8 to participants in the Plan to which this Registration Statement relates, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act.  The Company is not filing such documents with the Commission, but these documents constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The Company hereby incorporates by reference the documents listed below.  In addition, all documents and reports subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.  Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as modified or superseded.

(a)
The Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2011, filed with the Commission on August 31, 2011, which contains audited consolidated financial statements for the most recent fiscal year for which such statements have been filed;

(b)	The Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, filed with the Commission on November 9, 2011;

(c)	The Company’s Current Report on Form 8-K, filed with the Commission on November 9, 2011;

(d)
The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A, dated November 18, 2010, including any amendment(s) or report(s) filed for the purpose of updating such description.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law, or DGCL, enables a Delaware corporation to provide in its certificate of incorporation for the elimination or limitation of the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. However, no such provision can eliminate or limit a director's liability for any breach of the director's duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payment of dividends or unlawful stock purchase or redemption, or for any transaction from which the director derives an improper personal benefit.

Section 145 of the DGCL authorizes a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. In addition, the DGCL does not permit indemnification in any threatened, pending or completed action or suit by or in the right of the corporation in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses, which such court shall deem proper. To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter, such person shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred by such person. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

These provisions will not limit the liability of directors or officers under the federal securities laws of the United States.

The Company’s Amended and Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

The Company has entered into an indemnification agreement with each of its directors and certain officers which requires the Company, among other things, to indemnify them against certain liabilities which may arise by reason of his status or service as a director or officer (other than liabilities arising from willful misconduct of a culpable nature).  The Company also maintains director and officer liability insurance on reasonable terms.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

5.1	Opinion of Moomjian, Waite & Coleman, LLP.
10.1	Aeroflex Holding Corp. 2011 Omnibus Incentive Plan.
23.1	Consent of Moomjian, Waite & Coleman, LLP (included in their opinion filed as Exhibit 5.1 hereto).
23.2	Consent of KPMG LLP.
24.1	Powers of Attorney (included in signature page to this registration statement).

Item 9.    Undertakings.

(a)           The undersigned Company hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that:

(A)           Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement;

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against policy as expressed in the Act and will be governed by final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plainview, State of New York, on November 16, 2011.

AEROFLEX HOLDING CORP.

By:	/s/ Leonard Borow
Leonard Borow
Chief Executive Officer and President
(Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Robert B. McKeon and John Adamovich, Jr., or any one of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to the registration statement, including post-effective amendments thereto and any registration statements filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits hereto, and other documents in connection therewith, with the Securities and Exchange Commission, and does hereby grant unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, herby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert B. McKeon	Chairman of the Board	November 16, 2011
Robert B. McKeon

/s/ Leonard Borow	Director, President and Chief Executive Officer	November 16, 2011
Leonard Borow	(Principal Executive Officer)

/s/ John Adamovich, Jr.	Senior Vice President, Chief Financial Officer and Secretary	November 16, 2011
John Adamovich, Jr.	(Principal Financial Officer)

/s/ Charles Badlato	Vice President-Treasurer	November 16, 2011
Charles Badlato	(Principal Accounting Officer)

/s/ John Buyko	Director	November 16, 2011
John Buyko

/s/ Prescott H. Ashe	Director	November 16, 2011
Prescott H. Ashe

/s/ Joe Benavides	Director	November 16, 2011
Joe Benavides

/s/ Hugh D. Evans	Director	November 16, 2011
Hugh D. Evans

/s/ Bradley J. Gross	Director	November 16, 2011
Bradley J. Gross

/s/ John D. Knoll	Director	November 16, 2011
John D. Knoll

/s/ Ramzi M. Musallam	Director	November 16, 2011
Ramzi M. Musallam

/s/ Richard Nottenburg	Director	November 16, 2011
Richard Nottenburg

/s/ Charles S. Ream	Director	November 16, 2011
Charles S. Ream

/s/ Mark H. Ronald	Director	November 16, 2011
Mark H. Ronald

/s/ Peter J. Schoomaker	Director	November 16, 2011
Peter J. Schoomaker

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

5.1	Opinion of Moomjian, Waite & Coleman, LLP.
10.1	Aeroflex Holding Corp. 2011 Omnibus Incentive Plan.
23.1	Consent of Moomjian, Waite & Coleman, LLP (included in their opinion filed as Exhibit 5.1 hereto).
23.2	Consent of KPMG LLP.
24.1	Powers of Attorney (included in signature page to this registration statement).